Exhibit 19.1

SolarWinds Corporation

Insider Trading Policy

October 2024

I. TRADING IN COMPANY SECURITIES WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION IS PROHIBITED
The purchase or sale of securities by any person who possesses material nonpublic information is a violation of federal and state securities laws. Furthermore, it is important that the appearance, as well as the fact, of trading on the basis of material nonpublic information be avoided. Therefore, it is the policy of SolarWinds Corporation, and its subsidiaries (the “Company”) that any person subject to this Policy who possesses material nonpublic information pertaining to the Company may not trade in the Company’s securities, advise anyone else to do so, or communicate the information to anyone else until such person knows that the information has been disseminated to the public.
No director, officer, employee or consultant of the Company who is aware of material nonpublic information relating to the Company may, directly or through family members or other persons or entities,
•buy or sell securities of the Company, other than pursuant to a trading plan that complies with Rule 10b5-1 promulgated by the Securities and Exchange Commission (“SEC”) or as specifically exempted in Section V.B. of this policy,
•engage in any other action to take personal advantage of that information, or
•pass that information on to others outside the Company, including friends and family (a practice referred to as “tipping”).
In addition, it is the policy of the Company that no officer, director, employee or consultants who, in the course of working for the Company, learns of material nonpublic information of another company with which the Company does business, such as a customer or supplier, may trade in that company’s securities, engage in any other action or take personal advantage of that information or engage in “tipping” until that information becomes public or is no longer material.
For the avoidance of doubt, nothing in this Policy shall be deemed to amend, modify or limit the Company’s obligations under that certain Registration Rights Agreement, dated as of February 5, 2016, by and among the Company and certain stockholders named therein.
II. ALL EMPLOYEES, OFFICERS, DIRECTORS AND THEIR FAMILY MEMBERS AND AFFILIATES ARE SUBJECT TO THIS POLICY
This Policy applies to all directors, officers, employees and consultants of the Company and entities (such as trusts, limited partnerships and corporations) over which such individuals have or share voting or investment control; provided, that in no event shall this Policy be construed to be applicable to the Investors (as such term is defined in the Company’s Third Amended and Restated Certificate of Incorporation, as the same may be amended from time to time). For the purposes of this Policy, officers, outside directors and consultants are included within the term “employee.” This Policy also applies to any other persons whom the Company’s insider trading Compliance Officer may designate because they have access to material nonpublic information concerning the Company, as well as any person who receives material nonpublic information from any Company insider. All employees are responsible for ensuring compliance by family members and members of their households and by entities over which they exercise voting or investment control. Employees should provide each of these persons or entities with a copy of this Policy.
III. ADDITIONAL RESTRICTIONS APPLICABLE TO SECTION 16 INSIDERS AND OTHER DESIGNATED INSIDERS
A. Section 16 Insiders. The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the underlying rules and regulations promulgated by the SEC. The Compliance Officer will amend Exhibit A from time to time as necessary to reflect the addition and the resignation or departure of Section 16 Insiders. Section 16 Insiders are subject to the additional restrictions and requirements set forth on Appendix I.
B. Insiders Subject to Quarterly Blackout Periods. The Company has designated those persons listed on Exhibit B attached hereto as employees who are subject to the trading blackout periods described in Appendix II. The Compliance Officer will amend Exhibit B from time to time as necessary to reflect the addition and the resignation or departure of such persons.
C. Insiders Subject to Pre-Clearance Requirements. The Company has designated those persons listed on Exhibit C attached hereto as employees who are subject to the pre-clearance requirements set forth in Appendix III.
IV. INSIDER TRADING COMPLIANCE OFFICER
The Company has designated an Insider Trading Compliance Officer on Exhibit D (the “Compliance Officer”). The Company will amend Exhibit D from time to time as necessary to reflect the addition and departure of one or more Compliance Officers.

The duties of the Compliance Officer will include the following:
•Administering this Policy and monitoring and enforcing compliance with all policy provisions and procedures.
•Responding to all inquiries relating to this policy and its procedures.
•Designating and announcing special trading blackout periods during which designated persons may not trade in Company securities.
•Providing copies of this Policy and other appropriate materials to all current and new directors, officers and employees, and such other persons as the Compliance Officer determines have access to material nonpublic information concerning the Company.
•Administering, monitoring, and enforcing compliance with federal and state insider trading laws and regulations; and assisting in the preparation and filing of all required SEC reports relating to trading in Company securities, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Selecting designated brokers through which employees are authorized to trade Company securities.
•Revising the Policy as necessary to reflect changes in federal or state insider trading laws and regulations.
•Maintaining as Company records originals or copies of all documents required by the provisions of this Policy or the procedures set forth herein, and copies of all required SEC reports relating to insider trading, including without limitation Forms 3, 4, 5 and 144 and Schedules 13D and 13G.
•Maintaining the accuracy of the list of Section 16 Insiders as set forth on Exhibit A, the list of individuals subject to quarterly blackout periods as set forth on Exhibit B, and the list of individuals subject to pre-clearance requirements as set forth on Exhibit C and updating such lists periodically as necessary to reflect additions or deletions.
•Revising this Policy as necessary to reflect changes in applicable insider trading laws and regulations (to be reported to and considered by the Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board of Directors (the “Board”) of the Company at its next meeting).
•Designing and requiring training about the obligations of this Policy as the Compliance Officer considers appropriate.
The Compliance Officer may designate one or more individuals who may perform the Compliance Officer’s duties in the event that the Compliance Officer is unable or unavailable to perform such duties. In fulfilling his or her duties under this Policy, the Compliance Officer shall be authorized to consult with the Company’s outside counsel.
V. APPLICABILITY OF THIS POLICY TO TRANSACTIONS IN COMPANY SECURITIES
A. General Rule. This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded options. For purposes of this Policy, the term “trade” includes any transaction in the Company’s securities, including gifts and pledges.
B. Employee Benefit Plans.
EQUITY INCENTIVE PLANS. The trading prohibitions and restrictions set forth in this Policy do not apply to the exercise of stock options or other equity awards for cash but do apply to all sales of securities acquired through the exercise of stock options or other equity awards. Thus, this Policy does apply to the “same-day sale” or cashless exercise of Company stock options. These restrictions also apply to the same-day sale of shares received on the settlement of restricted stock units or similar awards to cover applicable tax withholding. but do not apply to automatic withholding of shares by the Company to cover applicable taxes on the settlement of restricted stock units or similar awards.
EMPLOYEE STOCK PURCHASE PLANS. The trading prohibitions and restrictions set forth in this Policy do not apply to periodic contributions by the Company or employees to employee stock purchase plans or employee benefit plans (e.g., a pension or 401(k) plan) which are used to purchase Company securities pursuant to the employee’s advance instructions. However, no officers or employees may alter their instructions regarding the level of withholding or the purchase of Company securities in such plans while in the possession of material nonpublic information. Any sale of securities acquired under such plans is subject to the prohibitions and restrictions of this Policy.
C. Limited Exceptions.
TRANSACTIONS UNDER A TRADING PLAN THAT COMPLIES WITH SEC RULES. The SEC has enacted rules that provide an affirmative defense against alleged violations of U.S. federal insider trading laws for transactions under trading plans that meet certain requirements. In general, these rules, as set forth in Rule 10b5-1 under the Securities Exchange Act, provide for an affirmative defense if you enter into a contract, provide instructions, or adopt a written plan for trading securities when you are not aware of material nonpublic information.

Employees who have a high level of access to material nonpublic information in the usual course of their job duties may be eligible to enter into a trading plan with the approval of the Compliance Officer.
Transactions under a written trading plan will not be subject to the restrictions in this Policy against trades made while aware of material nonpublic information or to the pre-clearance procedures or blackout periods established under this Policy if the trading plan is approved by the Compliance Officer and complies with the Company’s “Requirements for Rule 10b5-1 Plans” set forth in Appendix IV.
Final, executed trading plans approved by the Compliance Officer must be delivered to the Company. The Company may publicly disclose information regarding trading plans that you may enter.
STOCK SPLITS, STOCK DIVIDENDS AND SIMILAR TRANSACTIONS. The trading prohibitions and restrictions set forth in this Policy do not apply to a change in the number of securities held as a result of a stock split or stock dividend applying equally to all securities of a class, or similar transactions.
INHERITANCE. The trading prohibitions and restrictions set forth in this Policy do not apply to transfers by will or the laws of descent and distribution.
CHANGE IN FORM OF OWNERSHIP. The trading prohibitions and restrictions set forth in this Policy do not apply to transactions that involve merely a change in the form in which you own securities. For example, you may transfer shares to an inter vivos trust of which you are the sole beneficiary during your lifetime.
OTHER EXCEPTIONS. Any other exception from this Policy must be approved by the Compliance Officer, in consultation with the Board or the Governance Committee of the Board or its designated chair.
VI. DEFINITION OF “MATERIAL NONPUBLIC INFORMATION”
A. “Material”. Information about the Company is “material” if it would be expected to affect the investment or voting decisions of a reasonable stockholder or investor, or if the disclosure of the information would be expected to significantly alter the total mix of the information in the marketplace about the Company. In simple terms, material information is any type of information which could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material and information need not be certain or definitive to be material. While it is not possible to identify all information that would be deemed material, the following types of information ordinarily would be considered material:
•Financial performance, especially quarterly and year-end operating results, and significant changes in financial performance or liquidity
•Company projections and strategic plans
•Potential mergers or acquisitions, the sale of Company assets or subsidiaries or major partnering agreements
•New major contracts, orders, suppliers, customers or finance sources or the loss thereof
•Major discoveries or significant changes or developments in products or product lines, research, or technologies
•Significant changes or developments in supplies or inventory, including significant product defects, recalls or product returns
•Significant pricing changes
•Stock splits, public or private securities/ debt offerings, or changes in Company dividend policies or amounts
•Significant changes in senior management or membership of the Board
•Significant labor disputes or negotiations
•Actual or threatened major litigation, or the resolution of such litigation
•Receipt or denial of regulatory approval for products
•The gain or loss of a significant customer or changes in sales to or orders from significant customers
•A significant cybersecurity incident, such as a data breach or a significant disruption or unauthorized access to information technology infrastructure

B. “Nonpublic”. Material information is “nonpublic” if it has not been widely disseminated to the general public through a report filed with the SEC or through major newswire services, national news services or financial news services. For the purposes of this Policy, information will be considered public after the close of trading on the second full trading day following the Company’s widespread public release of the information.
C. Consult the Compliance Officer when in Doubt. Any employees who are unsure whether the information that they possess is material or nonpublic must consult the Compliance Officer for guidance before trading in any Company securities.
VII. EMPLOYEES MAY NOT DISCLOSE MATERIAL NONPUBLIC INFORMATION TO OTHERS OR MAKE RECOMMENDATIONS REGARDING TRADING IN COMPANY SECURITIES
No employee may disclose material nonpublic information concerning the Company to any other person (including family members) where such information may be used by such person to his or her advantage in the trading of the securities of companies to which such information relates, a practice commonly known as “tipping”. No employee or related person may make recommendations or express opinions as to trading in the Company’s securities while in possession of material nonpublic information, except such person may advise others not to trade in the Company’s securities if doing so might violate the law or this policy.
VIII. ONLY DESIGNATED COMPANY SPOKESPERSONS ARE AUTHORIZED TO DISCLOSE MATERIAL NONPUBLIC INFORMATION
The Company is required under the federal securities laws to avoid the selective disclosure of material nonpublic information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad dissemination of the information immediately upon its release. Employees may not, therefore, disclose material information to anyone outside the Company, including family members and friends, other than in accordance with those established procedures. Any inquiries from outsiders regarding material nonpublic information about the Company should be forwarded to the Compliance Officer.
IX. CERTAIN TYPES OF TRANSACTIONS ARE PROHIBITED
A. Short Sales. Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, Section 16(c) of the Exchange Act expressly prohibits executive officers and directors from engaging in short sales.
B. Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the director or employee is trading based on inside information. Transactions in options also may focus the director’s or employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s stock, on an exchange or in any other organized market, are prohibited by this Policy. (Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging Transactions”).
C. Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the employee to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the employee may no longer have the same objectives as the Company’s other stockholders. Therefore, such transactions involving the Company’s securities are prohibited by this Policy.
D. Margin Accounts and Pledges. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities, directors, officers, and other employees are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.
X. THE COMPANY MAY SUSPEND ALL TRADING ACTIVITIES BY EMPLOYEES
In order to avoid any questions and to protect both employees and the Company from any potential liability, from time to time the Company may impose a “blackout” period during which some or all of the Company’s employees may not buy or sell the Company’s securities. The Compliance Officer will impose such a blackout period if, in his or her judgment, there exists nonpublic information that would make trades by the Company’s employees (or certain of the Company’s employees) inappropriate in light of the risk that such trades could be viewed as violating applicable securities laws.
XI. VIOLATIONS OF INSIDER TRADING LAWS OR THIS POLICY CAN RESULT IN SEVERE CONSEQUENCES
A. Civil and Criminal Penalties. The consequences of prohibited insider trading or tipping can be severe. Persons violating insider trading or tipping rules may be required to disgorge the profit made or the loss avoided by the trading, pay civil penalties up to three times the profit made, or loss avoided, face private action for damages, as well as being subject to criminal penalties, including up to 20 years in prison and fines of up to $5 million. The Company and/ or the supervisors of the person violating the rules may also be required to pay major civil or criminal penalties.
B. Company Discipline. Violation of this Policy or federal or state insider trading laws by any director, officer or employee may subject the director to removal proceedings and the officer or employee to disciplinary action by the Company, including termination for cause.
C. Reporting Violations. Any person who violates this Policy or any federal or state laws governing insider trading or knows of any such violation by any other person, must report the violation immediately to the Compliance Officer or the Audit Committee of the Board. Upon learning of any such violation, the Compliance Officer, or Audit Committee, in consultation with the Company’s legal counsel, will determine whether the Company should release any material nonpublic information or whether the Company should report the violation to the SEC or other appropriate governmental authority.
XII. EVERY INDIVIDUAL IS RESPONSIBLE
Every employee has the individual responsibility to comply with this Policy against illegal insider trading. An employee may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material nonpublic information and even though the employee believes that he or she may suffer an economic loss or forego anticipated profit by waiting.
XIII. THIS POLICY CONTINUES TO APPLY FOLLOWING TERMINATION OF EMPLOYMENT
The Policy continues to apply to transactions in the Company’s securities even after termination of employment. If an employee is in possession of material nonpublic information when his or her employment terminates, he or she may not trade in the Company’s securities until that information has become public or is no longer material.
XIV. THE COMPLIANCE OFFICER IS AVAILABLE TO ANSWER QUESTIONS ABOUT THIS POLICY
Please direct all inquiries regarding any of the provisions or procedures of this Policy to the Compliance Officer.
XV. THIS POLICY IS SUBJECT TO REVISION
The Company may change the terms of this Policy from time to time to respond to developments in law and practice. The Company will take steps to inform all affected persons of any material change to this Policy.
XVI. ALL EMPLOYEES MUST ACKNOWLEDGE THEIR AGREEMENT TO COMPLY WITH THIS POLICY
The Policy is available on the Company’s website and has been delivered to all employees and will be delivered to all new employees at the start of their employment or relationship with the Company. Upon first receiving a copy of the Policy or any revised versions, each employee must sign an acknowledgment that he or she has received a copy and agrees to comply with the Policy’s terms. This acknowledgment and agreement will constitute consent for the Company to impose sanctions for violation of this Policy and to issue any necessary stop-transfer orders to the Company’s transfer agent to enforce compliance with this Policy.
XVII. NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The Governance Committee will be responsible for monitoring and recommending any modification to the Insider Trader Policy, if necessary or advisable, to the Board.

XVIII. AMENDMENTS
We are committed to continuously reviewing and updating our policies and procedures. The Company therefore reserves the right to amend, alter or terminate this Policy at any time and for any reason, subject to applicable law. A current copy of the Company’s policies regarding insider trading may be obtained by contacting the Compliance Officer.

* * *
Nothing in this Insider Trading Policy creates or implies an employment contract or term of employment. Employment at the Company is employment at-will. Employment at-will may be terminated with or without cause and with or without notice at any time by the employee or the Company. Nothing in this Insider Trading Policy shall limit the right to terminate employment at-will. No employee of the Company has any authority to enter into any agreement for employment for a specified period of time or to make any agreement or representation contrary to the Company’s policy of employment at-will. Only the Chief Executive Officer of the Company has the authority to make any such agreement, which must be in writing.

The policies in this Insider Trading Policy do not constitute a complete list of Company policies or a complete list of the types of conduct that can result in discipline, up to and including discharge.

APPENDIX I

Requirements Applicable to Section 16 Insiders

I.OVERVIEW
Most purchases and sales of Company securities by its directors, executive officers, and greater-than-10% stockholders are subject to Section 16 of the Exchange Act and the rules and regulations promulgated by the SEC under Section 16 of the Exchange Act. An executive officer is generally defined as the president, principal financial officer, principal accounting officer or controller, any vice president in charge of a principal business unit, division or function or any other officer or person who performs a policy making function. The Company has designated those persons listed on Exhibit A attached hereto as the directors and executive officers who are subject to the reporting provisions and trading restrictions of Section 16 of the Exchange Act. Each person listed on Exhibit A is referred to herein as a “Section 16 Insider”. Section 16 Insiders are subject to the additional restrictions and requirements set forth in this Appendix I. As with the other provisions of this Policy, Section 16 Insiders are responsible for ensuring compliance with this Appendix I by family members and members of their households and by entities over which they exercise voting or investment control.
II. FORM 4 REPORTING
Under Section 16, most trades by Section 16 Insiders are subject to reporting on Form 4 within two business days following the trade date (which in the case of an open market trade is the date when the broker places the buy or sell order, not the date when the trade is settled). To facilitate timely reporting, all transactions that are subject to Section 16 must be reported to the Company on the same day as the trade date, or, with respect to transactions effected pursuant to a Rule 10b5-1 plan, on the day the Section 16 Insider is advised of the terms of the transaction.
III. DESIGNATED BROKERS
Each market transaction in the Company’s stock by a Section 16 Insider, or any person whose trades must be reported by that Section 16 Insider on Form 4 (such as a member of the Section 16 Insider’s immediate family who lives in the Section 16 Insider’s household), must be executed by a broker designated by the Company unless the Section 16 Insider has received authorization from the Compliance Officer to use a different broker.
A Section 16 Insider and any broker that handles the Section 16 Insider’s transactions in the Company’s stock will be required to enter into an agreement whereby:
•The Section 16 Insider authorizes the broker to immediately report directly to the Company the details of all transactions in Company equity securities executed by the broker in the Insider’s account and the accounts of all others designated by the Section 16 Insider whose transactions may be attributed to the Section 16 Insider.
•The broker agrees not to execute any transaction for the Section 16 Insider or any of the foregoing designated persons (other than under a pre-approved Rule 10b5-1 trading plan) until the broker has verified with the Company that the transaction has been pre-cleared.
•The broker agrees to immediately report the transaction details (including transactions under Rule 10b5-1 trading plans) directly to the Company and to the Section 16 Insider by telephone and in writing (by email).
Should a Section 16 Insider wish to use a broker other than one of the Company’s designated brokers, the Section 16 Insider should submit a request to use that broker for approval by the Compliance Officer.
IV. REPORTING OF TRANSACTIONS
To facilitate timely reporting under Section 16 of the Exchange Act of transactions in Company stock, Section 16 Insiders are required to (a) report the details of each transaction (including gift transactions) immediately after it is executed and (b) arrange with persons whose trades must be reported by the Section 16 Insider under Section 16 (such as immediate family members living in the Section 16 Insider’s household) to immediately report directly to the Company and to the Section 16 Insider the details of any transactions they have in the Company’s stock. Gifts of Company securities must also be reported to the SEC within a two-business day period after the gift.
Transaction details to be reported include:
•Transaction date (trade date).
•Number of shares involved.
•Price per share at which the transaction was executed (before addition or deduction of brokerage commission and other transaction fees).

•If the transaction was a stock option exercise, the specific option exercised.
•Contact information for the broker who executed the transaction.
•A specific representation as to whether the transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c).
The transaction details must be reported to the Compliance Officer, with copies to the Company personnel who will assist the Section 16 Insider in preparing his or her Form 4.

APPENDIX II

Special Restrictions on Transactions in Company Securities During Trading Blackout Periods

I. OVERVIEW
To minimize the risk of apparent or actual violations of the rules governing insider trading, we have adopted these special restrictions relating to transactions in Company securities during designated trading blackout periods by the individuals listed on Exhibit B. Each person listed on Exhibit B is referred to herein as an “Insider”. As with the other provisions of this Policy, Insiders are responsible for ensuring compliance with this Appendix II by family members and members of their households and by entities over which they exercise voting or investment control.
II. TRADING WINDOW
Any trade by an Insider, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, will be permitted only during an open “trading window”. The trading window generally opens following the close of trading on the second full trading day following the public issuance of the Company’s earnings release for the most recent fiscal quarter (which generally occurs approximately five weeks following the close of each quarter) and closes at the close of trading on the last trading day of the second month of each fiscal quarter. In addition to the times when the trading window is scheduled to be closed, the Compliance Officer may impose a special blackout period at his or her discretion due to the existence of material nonpublic information, such as a pending acquisition, which special blackout period may apply to all Insiders or only certain designated individuals who are likely to have knowledge of such material nonpublic information. Following termination of employment or other service, Insiders will be subject to any existing closed trading window in which termination occurs until the expiration of such closed trading window, as well as any applicable special blackout period in effect at the time of termination. Even when the window is open, Insiders and other Company personnel are prohibited from trading in the Company’s securities while in possession of material nonpublic information. The Company’s Compliance Officer will advise Insiders when the trading window opens and closes.
III. HARDSHIP EXEMPTIONS
The Compliance Officer may, on a case by case basis, authorize a transaction in the Company’s securities outside of the trading window (but in no event during a special blackout period) due to financial or other hardship. Any request for a hardship exemption must be in writing and must describe the amount and nature of the proposed transaction and the circumstances of the hardship (the request may be made as part of a pre-clearance request, so long as it is in writing). The Insider requesting the hardship exemption must also certify to the Compliance Officer within two business days prior to the date of the proposed trade that he or she is not in possession of material nonpublic information concerning the Company.
The existence of the foregoing procedure does not in any way obligate the Compliance Officer to approve any hardship exemption requested by an Insider.
IV. INDIVIDUAL ACCOUNT PLAN BLACKOUT PERIODS
Certain trading restrictions apply during a blackout period applicable to any Company individual account plan in which participants may hold Company stock (such as the Company’s 401(k) Plan). For the purpose of such restrictions, a “blackout period” is a period in which the plan participants are temporarily restricted from making trades in Company stock. During any blackout period, directors and executive officers are prohibited from trading in shares of the Company’s stock that were acquired in connection with such director’s or officer’s service or employment with the Company. Such trading restriction is required by law, and no hardship exemptions are available. The Company will notify directors and executive officers in the event of any blackout period.

APPENDIX III

Pre-Clearance of Trades

I. OVERVIEW
As part of the Company’s Insider Trading Policy, all purchases, and sales of equity securities of the Company by an individual designated on Exhibit C, other than transactions that are not subject to the Policy or transactions pursuant to a Rule 10b5-1 trading plan approved in accordance with this Policy, are subject to the pre-clearance requirements set forth in this Appendix III. Each person listed on Exhibit C is referred to herein as a “Pre-Clearance Insider”. As with the other provisions of this Policy, Pre-Clearance Insiders are responsible for ensuring compliance with this Appendix III by family members and members of their households and by entities over which they exercise voting or investment control.
II. PRE-CLEARANCE REQUESTS
Requests for pre-clearance must be submitted in writing to the Compliance Officer at least three business days in advance of each proposed transaction. If the Pre-Clearance Insider leaves a voicemail message or submits the request by email and does not receive a response from the Compliance Officer within 24 hours, the Pre-Clearance Insider will be responsible for following up to ensure that the message was received.
A request for pre-clearance should provide the following information:
•The nature of the proposed transaction and the expected date of the transaction.
•Number of shares involved.
•If the transaction involves a stock option exercise, the specific option to be exercised.
•Contact information for the broker who will execute the transaction.
•A confirmation that the Pre-Clearance Insider has carefully considered whether he or she may be aware of any material nonpublic information relating to the Company (describing any borderline matters or items of potential concern) and has concluded that he or she does not.
•Any other information that is material to the Compliance Officer’s consideration of the proposed transaction.
Once the proposed transaction is pre-cleared, the Pre-Clearance Insider may proceed with it on the approved terms, provided that he or she complies with all other securities law requirements, such as Rule 144 and prohibitions regarding trading on the basis of inside information, and with any special trading blackout imposed by the Company prior to the completion of the trade. The Pre-Clearance Insider and his or her broker will be responsible for immediately reporting the results of the transaction as further described below.
In addition, pre-clearance is required for the establishment or modification of a Rule 10b5-1 trading plan. However, pre-clearance will not be required for individual transactions effected pursuant to a pre-cleared Rule 10b5-1 trading plan that has been approved in accordance with this Policy. The Compliance Officer may withhold pre-clearance of any proposed Rule 10b5-1 trading plan for any reason, in his or her sole discretion. The Compliance Officer will not pre-clear any proposed trading plan if he or she concludes that the proposed trading plan (A) fails to comply with the requirements of Rule 10b5-1, as amended from time to time, or (B) fails to comply with the Company’s “Requirements for Rule 10b5-1 Plans” set forth in Appendix IV.
Notwithstanding the foregoing, any transactions by the Compliance Officer shall be subject to pre-clearance by the Chief Financial Officer or, in the event of his or her unavailability, the Chief Executive Officer.
The Company is under no obligation to approve a transaction submitted for pre-clearance. Further, the Company’s approval of a transaction for pre-clearance does not (i) constitute legal advice, (ii) constitute confirmation that you do not possess material nonpublic information and (iii) does not relieve you of any legal obligations you may have.

APPENDIX IV

Requirements for Rule 10b5-1 Trading Plans

These Requirements for Rule 10b5-1 Trading Plans (these “Requirements”) have been developed to assist you in your preparation of a Rule 10b5-1 trading plan for transactions in securities of SolarWinds Corporation (the “Company”). Please note that these Requirements should not serve as a substitute for obtaining professional advice and assistance in connection with preparing a plan. You are responsible for understanding the rules applicable to trading plans and ensuring that your trading plan complies with the requirements of Rule 10b5-1.
Rule 10b5-1 Trading Plan Requirements
The following requirements apply to all Rule 10b5-1 plans:
1.The trading plan must be in writing and signed by the person adopting the trading plan.
2.The trading plan must either (i) specify the amount, price, and date of the transaction(s) or (ii) specify an objective formula or algorithm for determining the amount, price, and date of the transaction(s).
3.The person adopting the trading plan must not exercise any subsequent influence over how, when, or whether to make purchases or sales under the plan.
4.The trading plan may be adopted only at a time when:
•the person adopting the trading plan is not aware of any material nonpublic information; and
•there is no quarterly, special, or other trading blackout in effect with respect to the person adopting the plan.
5.The trading plan must be entered and operated in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1. The person adopting the trading plan must certify that he or she is entering into the plan in good faith and that he or she does not possess any material non-public information at the time of adoption.
6.The person adopting the trading plan may not have entered into or altered a corresponding or hedging transaction or position with respect to the securities subject to the trading plan and must agree not to enter into any such transaction while the trading plan is in effect.
7.The first trade under the trading plan may not occur until after the later of (i)  (ii)  90 calendar days after adoption of the trading plan or (ii) two business days after disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the quarter in which the trading plan was adopted, subject to a maximum of 120 calendar days (or, in the case of any officer that is not a “Section 16 officer”, 30 calendar days) (as applicable, the “cooling off period”); provided, however, that any trading plan entered into during a lockup period may not sell until the later of five trading days after the end of the lock up period and, if the lock up period ends during a quarterly blackout period, the end of such quarterly blackout period.
8.The trading plan must have a minimum term of one year (starting from when trades may first occur). Only one single-trade plan is allowed during any 12-month period.
9.All transactions during the term of the trading plan (except for the other “Limited Exceptions” identified in the Company’s Insider Trading Policy) must be conducted through the trading plan.
•Only one single-trade plan is allowed during any 12-month period.
•Note that this restriction does not prevent an individual from having two trading plans at the same time as long as the plans are not actively trading at the same time.
•For example, a person may enter into a new trading plan in an open window prior to the natural termination of their existing plan as long as the first trade under their new plan is scheduled to occur only after the time period when the last trade under their existing plan may occur.
10.The trading plan may not grant discretion to a stockbroker or other person with respect to execution of trades with the exception of not held orders.
11.The trading plan must indicate a precise number of shares to be sold on a specified date with the exception that “net shares issued” may be indicated upon the future vesting of RSUs. For any transactions indicating the sale of net shares issued upon the vesting of RSUs, the sale must occur at least 7 days following the applicable vesting date.
12.The trading plan may provide for limit orders and market orders.
13.All transactions under the trading plan must be in accordance with applicable law.

14.The trading plan must be approved by the Company’s Compliance Officer and filed with the Company.
15.Regarding modifications and early terminations1:
•The trading plan may be modified or terminated prior to its stated duration only at a time when:
othe person modifying or terminating the trading plan is not aware of material nonpublic information.
othere is no quarterly, special, or other trading blackout in effect with respect to the person modifying or terminating the plan.
•The person modifying or terminating the trading plan may not have otherwise modified or terminated a plan more than once within the rolling one-year period preceding the modification or termination.
•A person who modifies or terminates a trading plan prior to its stated duration may not trade in the Company’s securities (under a modified trading plan, newly adopted trading plan or otherwise) until after the of completion of the applicable “cooling off” period, measured from the date of termination of the old plan. If a person has pre-cleared a new trading Plan (the “Second Plan”) intended to succeed an earlier pre-cleared trading plan (the “First Plan”), the person may not affirmatively terminate the First Plan without pre-clearance, because such termination is deemed to be entering into the Second Plan.
•Any modified trading plan must have a minimum duration of one year from the time when trades may first occur under the modified plan in accordance with these requirements.
•Any modification or termination must be approved by and immediately reported to the Company’s Compliance Officer and filed with the Company.
16.If the individual is subject to the sale restrictions set forth under Section 3 of the Company’s Amended and Restated Stockholders’ Agreement, the trading plan may not result in the individual selling more than the amount permitted under the terms of the Amended and Restated Stockholders’ Agreement.
17.The person adopting the trading plan must waive their right to participate in future registered offerings by the Company or its stockholders to the extent that such participation, after taking into account sales and potential sales under the trading plan during the relevant period, would result in such person selling more shares than permitted under Section 3 of the Amended and Restated Stockholders' Agreement entered into in connection with the Company's IPO.
The following apply to Section 16 reporting officers only:
1.The trading plan must be constructed to sell no more than once per month over a maximum of 4 consecutive business days.
2.No trades under the trading plan may occur between (a) one week prior to the end of a fiscal quarter and (b) four weeks after the end of a fiscal quarter in the case of quarters ended March 31, June 30 and September 30, and six weeks after the end of the fiscal quarter ended December 31.
3.Notwithstanding the trading plan, each officer will remain obligated to enter into a lock-up agreement in connection with underwritten offerings by the Company or its stockholders (regardless of whether such officer is selling shares in the offering). The trading plan must include an automatic suspension in the event the person enters into a lock up agreement, except to the extent the underwriter(s) of any such offering permit an exception to the lock-up agreement for shares eligible to be sold under the trading plan during the term of the lock-up agreement.

1 In general, modifications and early terminations are discouraged and should be avoided except in unusual circumstances because they can create the perception that the person is manipulating the plan and potentially call into question whether the good faith requirement was met. Once a Rule 10b5-1 plan is terminated or modified, the affirmative defense to insider trading allegations provided by a properly constructed Rule 10b5-1 trading plan may not apply to any trades that were made pursuant to the plan prior to termination or modification if the termination or modification calls into question whether the good faith requirement was met.

Additional Considerations
Although not required, the Company recommends that you consider the following in connection with preparing your Rule 10b5-1 trading plan:
1.Consider adopting or modifying a trading plan only during the first week of an open trading window. This decreases the likelihood that you will have become aware of material nonpublic information.
2.Consider limiting the duration of the trading plan to no more than two years. The longer the duration, the greater the risk that circumstances may change such that you will have an incentive to modify or terminate the plan. The modification or early termination of a plan may create an implication that prior transactions under the plan were not in fact pursuant to a bona fide plan. In addition, subsequent trading will not be considered as pursuant to the trading plan.

EXHIBIT A

SECTION 16 INSIDERS

(As of October 3, 2024)

NAME	TITLE
Sudhakar Ramakrishna	President and Chief Executive Officer
Lewis Black	Executive Vice President, Chief Financial Officer, and Treasurer
Jason W. Bliss	Executive Vice President, Chief Administrative Officer
Andrea Webb	Executive Vice President, Chief Customer Officer
William Bock	Director
Douglas Smith	Director
Kenneth Y. Hao	Director
Dennis Howard	Director
Catherine R. Kinney	Director
Easwaran Sundaram	Director
Michael Widmann	Director
Cathleen Benko	Director

EXHIBIT B

INSIDERS SUBJECT TO QUARTERLY BLACKOUT PERIODS

All directors
All executive officers
All employees privy to financial information as determined by the Compliance Officer
Other individuals to be designated by the Compliance Officer from time to time

EXHIBIT C

INSIDERS SUBJECT TO PRE-CLEARANCE REQUIREMENTS

All directors
All executive officers
All executive vice presidents
All senior vice presidents
Other individuals to be designated by the Compliance Officer from time to time

EXHIBIT D

COMPLIANCE OFFICER

Name
Jason W. Bliss, Executive Vice President, Chief Administrative Officer

SOLARWINDS CORPORATION
INSIDER TRADING POLICY CERTIFICATION
The undersigned certifies that the undersigned has read, understands, and agrees to comply with the Insider Trading Policy of SolarWinds Corporation. The undersigned agrees that the undersigned will be subject to sanctions, including, as to employees of the Company, termination of employment, that may be imposed by the Company, in its discretion, for violation of the Company’s policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent against the transfer of Company securities by the undersigned in a transaction that the Company considers to be in contravention of its policy.

Employee or Insider: _______________________ Signature _______________________ Printed Name _______________________ Date